UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

W2 ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Nevada	20-1740321
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

26 Densley Avenue
Toronto, Ontario M6M 2R1
(416) 246-1100
(Address, including zip code, of principal executive office)

Michael McLaren
President
26 Densley Avenue
Toronto, Ontario M6M 2R1
(416) 246-1100

____________________

Securities to be registered pursuant to Section 12(b) of the Act:  None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, no par value

This registration statement includes forward looking statements. All statements other than statements of historical facts contained in this registration statement, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward looking statements are subject to a number of risks, uncertainties and assumptions discussed in Item 3 under the heading “Risk Factors.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.            Business

W2 Energy, Inc, (“W2 Energy”) was originally incorporated in Nevada in October of 2004 as World Wise Technologies, Inc. Its name was changed to W2 Energy, Inc. on December 1, 2004. On December 15, 2004, W2 Energy acquired 100% of the issued and outstanding common stock of World Wise Technologies, Inc., an Ontario corporation formed in 1987 (“WWT”). Thereafter, W2 Energy, as the sole shareholder of WWT, elected to dissolve WWT, and all the assets of WTT were distributed to W2 Energy.

We intend on becoming a major supplier in the Alternative Power Generation (APG) solutions marketplace. The primary business is the manufacturing and production of biomass to energy plants.

W2 Energy’s products provide the basis and vision to make the “Re-newable Energy” a reality. W2 Energy answers this call with such an integrated system with its introduction of biomass to energy system. W2 Energy’s plants will consist of a cutting edge GAT (Gliding Arc Tornado) reactor, heat recovery (electricity production) and gas to liquid fuel technologies (gasoline and diesel).

INDUSTRY OVERVIEW

Gas to Liquid (GTL) Market

The generation of synthesis gas (syngas) and its subsequent conversion into commodity chemicals such as methanol and ammonia is a mature industry. The emerging need to generating syngas, and is extending the conventional product range to include new liquid fuels such as Fischer-Tropsch hydrocarbons, Dimethyl Ether (DME) and hydrogen as fuel for power generation is an industry that is emerging quickly.

Today’s need to utilize remote gas is mainly driven by environmental and political reasons, although recent technology developments claim that clean liquid hydrocarbon fuels can be produced for as little as $10-18 per barrel of crude oil equivalent. Capital costs are still significant as the technology is not as readily available as conventional crude processing equipment, although many of the major players are now claiming investment costs of less than $25,000 per bbld for large plants.

Using today’s Gas-To-Liquids (GTL) technology, stranded natural gas could produce approximately 250 billion barrels of clean synthetic crude oil. The portion of stranded gas which is either flared, vented or re-injected per year is about 15.5 tcf, equivalent to 1.5 billion barrels of synthetic crude per year (or 4.1 MMbbld) - a fraction of the 74 MMbbld market for crude oil and related products. Many of the world’s major energy companies believe these statistics demonstrate the opportunity to create a cost-effective market for this resource.

Legislation by several countries to meet environmental commitments (e.g. Kyoto), will curb or stop flaring of gas and the carbon tax measures that have been introduced to enforce those rules is another economic driver for an emerging GTL industry. In some cases, further oil exploration is not being given the go-ahead unless there is a plan to do something better (than flaring or re-injection) with the gas associated with the new oil reservoir.

The first GTL plants will be in locations where there is abundant, inexpensive natural gas. Proximity to oil pipelines or ocean tankers is desirable, as is the case on the Alaskan North Slope, but not always - as at Escravos, in Nigeria. A prerequisite that most GTL players would feel important is that size matters. To get the investment and product pricing into a more attractive range than has been seen to date, projected GTL plants over 30,000 bbld seem to be the target, with 50 -100,000 bbld being cited in some studies. However, the quantity of natural gas needed for such a plant’s reasonable lifetime can far outweigh the levels of many gas reservoirs. In fact, Syntroleum have reported that less than 2% of known gas fields are available to meet the needs of 50,000 bbld plants. We believe that there will be one or two large (>30,000 bbld) land-based GTL plants committed and into engineering within the next two years. These will be based on low cost gas (typically 50 cents/MMBtu or less), and appropriate political, environmental, and acceptable business terms. The investment required is expected to be less than $25,000 per bbld with a product cost of $14-17 per barrel. One or two smaller (<10,000 bbld F-T or <2,500 tpd methanol) applications may go ahead due to “having to do something” with associated gas. Some of these may be offshore. It’s worth adding that a developing fuel market or other requirement for methanol, such as fuel cells or methanol-to-olefins (MTO), may impact the methanol slice of the GTL business - at present focused primarily on F-T (Fischer-Tropsch) synthetic crude.

Item 1.  Business - continued

W2 Energy’s answer to this dilemma is to produce Syn-gas from other sources rather than natural gas specifically biomass. In our pilot plant W2 energy will produce a low cost combination Syn-gas, electricity and fertilizer producing plant generated from the plasma assisted partial oxidization of biomass.

Electricity Market

The worldwide electrical energy market has been estimated at $800 billion (US) per year and rising. “There are 2 billion people who still lack electricity today, and the world demand in developing countries is doubling every eight years." (World Watch Institute).

The government of Canada will spend up to $450 million on renewable energy and energy efficiency over the next four years, according to the recent budget. Funding of $125 million will be given to municipalities to adopt renewable energy and other measures, while another $100 million will stimulate environmental technologies such as wind turbines and fuel cells. Another $210 million will be added to the Climate Change Action Fund to support federal energy efficiency and renewable energy programs. Renewable and energy efficiency will be given more emphasis in government operations and $15 million of green power will be purchased for federal facilities.

Improvements in energy intensity are the only factor that has minimized the growth of energy.

One of the largest renewable energy companies in Canada says 1999 was "an exceptional year." Canadian Hydro Developers says revenue and cash flow increased by more than 50 percent and the company effectively doubled in size from 1998. Gross revenue in 1999 was more than $9.5 million, up 56 percent from $6 million in 1998. Net generation of electricity increased 47 percent from 120 million to 176 million kWh. Much of the increase is due to the company's purchase last year of the 19 MW Cowley Ridge Wind plant.

The lobby group for Canada's hydroelectric industry wants the country's environmental assessment Act revised to recognize the contribution of hydropower to environmental issues. The CHA says the present environmental process does not recognize the benefits of hydropower, and "unjustly penalizes the production of hydropower, while it favors that of thermal energy, which causes air pollution, and nuclear energy, which produces toxic waste." If Canada had developed coal-fired generation instead of hydro, the country's total GHG emissions would be 60 percent higher than they are today, the group says.

The U.S. government wants to achieve $5 billion in annual export sales of renewable energy systems by 2010, and to create millions of jobs. DOE has drafted a strategic plan to serve as a focus for the next several years, but wants input before the plan is released this spring. It is designed to support programs to increase diversity of energy sources and to bring renewable energy sources into the market and to boost energy efficiency, and it suggests a number of measures that could be met by 2003. DOE wants technologies that can triple the amount of renewable non-hydroelectric energy capacity by 2010, by which time the plan envisages annual exports of renewable energy systems of $5 billion, creating millions of jobs. Comments on the plan can be made this month only.

ECONOMICS OF THE PRODUCTION OF GREEN ENERGY

Our market research shows that cost is the primary decision criteria in selecting electricity generating units. Thus, our energy solutions must not only be environmentally- friendly, but it must also be the lowest cost alternative.

Item 1.  Business - continued

COMMODITY PRICES

Electricity

The provision of green power the Ontario Hydro grid directly will be dependent on numerous site specific and market rule factors. We believe that the development of the technology will provide significant potential to lower the current green power costs, provide numerous distributed generation potential and create significant environmental credits.

Currently power provided into the grid via the IEMO (Independent Energy Marketers Operators) is providing an average of .058 Cents per kilowatt hour (KWh) or 58 dollars per mega watt hour (MWh). Although Green Power energy demands a higher price and if marketed independently could demand prices as high as .12-15 cents per KWh W2 Energy Inc. prefers at this time to market the energy to the IEMO to reduce infrastructure costs and overheads. Once W2 Energy Inc. has an established position within the Green Power providers market place it will consider a project pilot in an off grid situation in which green power can achieve prices to a level of 40-50 cents per KWh in remote areas and communities.

Transportation Fuel

Gasoline and Diesel fuel are one of the most sought after commodities in North America. Prices are determined via a commodity market and path to market and infrastructure are vast and entrenched.

PRODUCT STRATEGY

Projects

Our pilot plant will combine 1 GAT (Gliding Arc Tornado) plasma reactor of MW each with two 50 MW electrical generators. The GAT system will be engineered to produce Acetylene and the subsequent gas will be converted into gasoline by a system designed by Synfuels. The total system will have a capacity of 100 bbd (barrels per day) or 4200 Gallons per day and 1 MW of Electricity Generation. The system as a co-product will also produce fertilizer rich in humic acid which once pelletized would have a commodity price 0f 200-400 dollars per ton. The plant tentatively scheduled to be located in Guelph, Ontario Canada at a facility currently under review. Once the plant is fully functional and producing W2 will begin a secondary plant in a site to be determined with the capacity of 1000 bbd or 42,000 gallons per day. This site will act as the next scale stage of our plants. Once the scale plants are in production the company will embark on its plan to construct 10,000 bbd combination plants based on our pilot plants throughout North America.

W2 Energy is partnered with Drexel University to help develop, and maintain qualified skilled and innovative students interested in high energy Physics and a career in Green power generation. W2 Energy, as part of our effort to achieve this goal, will raise capital and grants to develop the foresaid technology as well as other technologies that fall within the mandate of the corporation.

INNOVATIONS AND NEXT GENERATION PROJECTS

We have differentiated the Combination Plants on the basis of three main features: technology, versatility, and bottom line. The first differentiator is the technology.

The functionality of patented GAT (Gliding Arc Tornado) reactor that improves the performance of the system by using the chemical energy of the materials and thus reduces external energy input.

Item 1.  Business - continued

The second differentiator is the current systems are difficult to scale up, requiring the replication of major components of the system. In many cases they are not appropriate for communities. In contrast, increasing the GTL size, turbine size or number of GAT reactors can scale the W2 Energy’s system

The W2 Energy system employs technology which allows a significantly reduced capital cost but also increased operating efficiency which are considerably higher than its competition.

We will apply this principal to its next generation systems the SEGS.

The SEGS (Small Electrical Generating System) will employ a scale version of the GAT reactor, Wind Turbine and the company’s low head hydro-turbine. The combination of renewable energy sources will be ideal for base load application in remote or off grid situations.

STRATEGIC PARTNERS

ABB: Electrical Technology Partner

http://www.abb.com/

ABB is a leader in power and automation technologies that enable utility and industry customers to improve performance while lowering environmental impact. The ABB group of companies operates in around 100 countries and employs around 103,000 people

ABB, the world's no. 1 in power technologies, provides utilities, industries and channel partners with access to a rich portfolio of technologies

Aker Kvaerner: General Engineering Partner

http://www.akerkvaerner.com/

Aker Kværner ASA is a leading global provider of engineering and construction services, technology products and integrated solutions. The business within Aker Kvaerner ASA comprises several industries, including Oil & Gas, Refining & Chemicals, Pharmaceuticals & Biotechnology, Mining & Metals, Power Generation and Pulp & Paper

Drexel University Plasma reactor and GTL Technology Partner

http://plasma.mem.drexel.edu/

The Drexel Plasma Institute (“DPI”) was formed in 2002 to stimulate and coordinate research projects related to plasma and other modern high energy engineering techniques.

Today the DPI already became an active multidisciplinary organization involving 23 faculty members from 6 Engineering Departments working in close collaboration with School of Biomedical Engineering, College of Arts and Sciences and College of Nursing and Health Professions.

Item 1.A  Risks Related to our Equity

There has been no established trading market for our common stock.

There has been no established trading market for our common stock.  The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable.  The lack of an active market may also reduce the fair market value of your shares.  An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The concentration of our capital stock ownership with our founder and executive officers and directors and their affiliates will limit your ability to influence corporate matters.

Our founder, executive officers and directors will together own approximately 48.24% of our common stock on a fully diluted basis.  As a result, they have significant influence over our management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future.  This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that some of our stockholders do not view as beneficial.  As a result, the market price of our common stock could be adversely affected.

We may not be able to forecast revenues or earnings accurately due to our limited operating history.

As a result of our limited operating history and the emerging nature of the markets in which we compete, we may not be able to forecast revenues or earnings accurately.  We may also be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

We currently have no customers; If we are unable to gain customers and market acceptance for our proposed services, our company could fail.

Acceptance and willingness to try power generation alternatives is often deterred due to the initial costs of getting the system "set-up." There can be no assurance that customers will adopt what we plan to sell. Accordingly, we cannot accurately estimate the potential demand for our services and products. Our management believes that the acceptance of its business will depend on the ability to:

>> Effectively market our services and alternative energy power systems;

>> Provide high quality customer support;

>> Price our service and sell the products in a manner that is appealing to customers;

>> Develop and maintain a favorable reputation among our customers, potential customers, and key businesses within the alternative energy sector; and

>> Have the financial ability to withstand downturns in the general economic environment or conditions that would slow sales of our transportation fuel and electrical power systems.

Many of the factors that may affect the expansion of a customer base are beyond our control. If we are unable to expand our customer base, it will negatively impact the ability to generate revenues, and in turn, prevent us from becoming a profitable business.

Usage of alternative energy sources and related technology, specifically relating to transportation fuel and electrical power systems has not been fully developed in any particular market. Market acceptance of our proposed systems that we anticipate selling will depend in large part upon our ability to demonstrate the technical and operational advantages and the overall cost effectiveness of such a system as compared to traditional energy sources such as oil and gas. Our success is also dependent on our ability to educate and train customers in the proper use and application of our systems. There can be no assurance that our services will achieve a level of market acceptance that will be profitable for us.

Item 1.A  Risks Related to our Equity - continued

We are dependent on Michael McLaren, our Chief Executive Officer and President, and other members of our management team.

Our performance is substantially dependent upon the services and performance of our Chief Executive Officer Michael McLaren, who has extensive experience in our industry. We have no employment agreement with Mr. McLaren..  The loss of the services of Mr. McLaren or certain of our management team members for any reason or our inability to attract new management team members with such expertise could adversely affect our operations or otherwise have a material adverse effect on our business.

We will face intense competition, which could lead to greater expense in establishing a position in the marketplace which if we are unable to meet could result in the failure of our company.

We will face intense competition from other businesses that design and sell alternative energy source products. Moreover, competition will, to an even greater degree, come from companies who distribute and sell traditional energy source products, including but not limited to, oil, gas, and hydroelectric. The competitors will have longer operating histories, greater brand name recognition, and larger installed customer bases. Competition will pose the following hurdles to our success:

>> The established competition will have significantly more financial resources, R&D facilities, and manufacturing and marketing experience than those of W2 Energy. The competition may make future developments that will render our proposed products obsolete;

>> We also expect to face competition from new entrants into its targeted industry segment. We anticipate that demand for products and services based on alternative energy sources will grow. As this occurs, we expect competition to become more intense and there can be no guarantee we will be able to remain competitive with new entries into the market;

>> We will likely need to obtain and maintain certain technical and patent advantages over its competitors. Maintaining such advantages will require a continued high level of investment by us in R&D, marketing, sales, and customer support;

>> There can be no assurance that we will have sufficient resources to maintain its R&D, marketing, sales, and customer support efforts on a competitive basis, or that we will be able to make the technological advances necessary to maintain a competitive advantage with respect to our products and services; and

>> Increased competition could result in price reductions, fewer product orders, obsolete technology, and reduced operating margins, any of which could materially and adversely affect our business, financial condition, and results of operations.

Our future is dependent, to a large degree, on technological developments in its field; if we are unable to stay current with these advancements our business may not be viable in the future, which would result in a failure of our company.

The market for our products and services are generally characterized by research resulting in advancement which is competitive with respect to timely innovations. Accordingly, we believe that our ability to succeed in the marketing and sale of transportation fuel and energy systems will depend significantly upon the quality of development of such systems and the continued timely introduction of new and enhanced products at competitive prices.

In particular, our future success is heavily dependent upon transportation fuel and energy systems. There can be no assurance that future developments within this market will be beneficial to the development of our business or that customers will respond effectively to technological changes or new product and services within the marketplace in which we plan to operate.

Item 1.A  Risks Related to our Equity - continued

We do not intend to pay dividends on our common stock, and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We have never declared or paid any cash dividends on our common stock and do not intend to pay dividends on our common stock for the foreseeable future.  We intend to invest our future earnings, if any, to fund our growth.  Therefore, you likely will not receive any dividends from us on our common stock for the foreseeable future.

FORWARD-LOOKING STATEMENTS

Most of the matters discussed within this Registration Statement include forward-looking statements on Alternative Energy Sources' current expectations and projections about future events. In some cases you can identify forward-looking statements by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based on the Company's current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements.

These forward-looking statements may include, among other things:

>> Obtaining and expanding market acceptance of the products we offer;

>> Forecasting the acceptance of the wind energy solutions to residential, agricultural applications and small businesses; and

>> Competition and competitive influences within our proposed market.

These forward-looking statements are made as of the date of this Report, and we assume no obligation to explain the reason why actual results may differ because of the highly speculative nature of our proposed business strategy. In light of these assumptions, risks, and uncertainties, the forward-looking events discussed in this Report might not occur.

Item 2.            Financial Information

The summarized consolidated financial data set forth in the table below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2004 and 2005, and our interim consolidated financial statements for the period ending June 30, 2006, including the notes to those financial statements which are included elsewhere in this prospectus.

	As of June 30, 2006 (Unaudited)	As of December 31, 2005	As of December 31, 2004
Balance Sheet:
Current assets	$246,414	$27,237	$0
Total assets	$1,975,202	$1,755,611	$1,728,376
Current liabilities	$782,955	$1,302,412	$21,536
Working capital
Stockholders' equity	$1,192,247	$453,199	$0
Loss per Share	*	*	*
Statement of Operations:
Revenue	$0	$0	$0
Total expenses	$249,990	$74,776	$18,354
Net loss/profit	$(287,661)	$(147,057)	$(21,536)

  * Less than $0.01 per share

Item 2.  Financial Information - continued

 Plan of Operation

The following discussion should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in this form. This discussion contains forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including various risks and uncertainties discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

W2 Energy’s near term business strategy is to focus and develop a commercial application of our plasma-assisted biomass to energy plant. The company will utilize a combination of technologies which have been developed by the company, strategic partners and contractors to produce sulfur free diesel, fertilizer and electricity from waste and other organic feedstock.

W2 Energy’s business plans calls for the commercialization of the technologies though a series of scale-up plants starting with a 100 bbd(barrel per day), then a 1000 bbd plant and finally a series of 10,000 bbd plants throughout the continental United states and Canada. The company intends to finance these projects through a combination of debt and equity as well as joint ventures and strategic partnerships.

We have begun design and development of the 100 bbd plant and has a target date for completion of 4th quarter 2007. The budgetary cost of completing the plant is $2.5 million which will be financed via a combination of debt and equity.

The 100 bbd plant will act as a pilot to build larger plants, a 1000 bbd plant and then our 10,000 bbd plant which will be duplicated throughout the continental US, Canada and eventually globally. The company intends to finance these projects thru a combination of cash flow, debt, equity and strategic partnerships.

Liquidity and Capital Resources

As of June 30, 2006, we had total current assets of $246,414 and total current liabilities of $782,955, resulting in a working capital deficit of $(536,541).

As of June 30, 2006, we had cash and cash equivalents of $150,909.

As of June 30, 2006, net cash used for operating activities was ($105,076).

As of June 30, 2006, we recorded a net loss of $(256,032).

As of June 30, 2006, cash used in operating activities was $(105,076).

As of June 30, 2006, net cash used in investing activities was $(412).

As of June 30, 2006, net cash provided by financing activities was $256,397.

Item 2.  Financial Information - continued

Significant Accounting Policies

The Company has adopted the following accounting pronouncements:

SFAS No. 123(R) -- In December 2004, the FASB issued SFAS No. 123 (Revised 2004) (SFAS 123 (R)) “Share-based payment”. SFAS 123 (R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. FASB 123 (R) replaces FASB 123, Accounting for Stock-Based Compensation and supersedes APB option No. 25, Accounting for Stock Issued to Employees. This guidance is effective as of the first interim or annual reporting period after December 15, 2005 for Small Business filers.

SFAS No. 150 -- In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. The adoption of SFAS No. 150 did not have a material effect on the financial statements of the Company.

SFAS No. 151 -- In November 2004, the FASB issued SFAS No. 151 (SFAS 151), “Inventory Costs”. SFAS 151 amends ARB No. 43, Chapter 4. This statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 is the result of a broader effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 will not have a material impact on the results of operations or financial position of the company as it does not have inventory.

SFAS No. 153 -- In December 2004, the FASB issued SFAS No. 153 (SFAS 153) “Exchange of Non-monetary assets”. This statement was a result of a joint effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, Accounting for Non-Monetary Transactions, for non-monetary exchanges of similar productive assets. SFAS 153 replaces this exception with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for non-monetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 will not have a material effect on the Company’s financial position or results of operations.

FASB Interpretation No. 46(R) -- In January 2003, the FASB issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities.” FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights, variable interest entities, and how to determine when and which business enterprises should consolidate variable interest entities. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the Company’s financial statements.

Item 3.            Properties.

We lease 2000 square feet of office space located at 26 Densley Avenue, Toronto, Ontario M6M 2R1. Our monthly rental is $ 6000 on a month-to-month basis. We do not have a written lease. We do not lease or own any other property.

Item 4.            Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock, at October 15, 2006 for: (i) each person who we know beneficially owns more than 5% of our Common Stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group.

Item 4.   Security Ownership of Certain Beneficial Owners and Management - continued

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o W2 Energy, Inc., 26 Densley Avenue, Toronto, Ontario M3K 1E8.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.  Beneficial ownership representing less than 1% is denoted with an “*.”

Name and Address of Beneficial Owner	Title of Stock	Number of Shares	Percent of Shares
Michael McLaren	Common	52,495,833	44.75%
Ron Maruszczak	Common
Sigmund Friberg	Common	980,000.83%
Pierre Besuchet	Common	3,119,093	2.65%
Directors and Executive Officers as a group	Common	56,594,926	48.24%

Item 5.            Directors and Executive Officers

Our executive officers, significant employees and directors, and their ages and positions, are as follows:

Name	Age	Position
Michael McLaren	43	CEO, President and Director
Ron Maruszczak	59	COO, Director
Sigmund Phillipe Friberg	53	Director
Pierre Besuchet	73	Director

Michael McLaren B.Sc., M.Sc., MBA
President, CEO, Director, Age 43

Michael McLaren has been in the high technology industry for 20 years his past experience includes a number of Military and government projects in high-energy physics, advanced robotics and weapon design. Mr. McLaren has been with W2 Energy since its inception and prior to that was with General Cybernetics since 1998 which was a division of World Wise Technologies Inc. Mr. McLaren has a Masters Degree in Science, Masters Degree in Business from University of British Columbia.

Ron Maruszczak - COO, Director, Age 59

Ron Maruszczak has 20 years of project management experience in construction and project management in his own Toronto-based construction company. Mr. Maruszczak has been with W2 Energy since its inception and prior to that was with the Ashwood group as a fund manager for private sources of funds. Mr. Maruszczak has a 2 years Science Degree, Diploma Business Administration from University of Toronto and Humber College.

Sigmund Phillipe Friberg - Director, Age 53

Sigmund Phillipe Friberg earned a Masters Degree in Economics from University of Copenhagen in 1979. From 1990 to 2001, Mr. Friberg served as the Chief Financial Officer with André Group, a company established in 1877 and one of the world’s big 5 in grain trading, until 2001 when they ceased activities. From 2001 until the present, Mr. Friberg served as a financial & administrative consultant for various Swiss financial and trading companies, and an independent economic adviser within the insurance, investment and real estate financing.

Item 5.   Directors and Executive Officers - continued

Pierre Besuchet - Director, Age 73

Mr. Besuchet is a seasoned director of the company. He is a private Swiss banker and fund manager located in Geneva. In 1983 he founded an asset management company for private clients and has worked at that company since that date through the present. He is a director of Faisal Finance SA by Dar al-Maal Islami S.A, Switzerland, Indufina SA, Switzerland, Valor Invest Ltd, Virgin Islands, W2 Energy Inc, Ontario since 1994, Lundin Mining Vancouver since1990 and Orko Silver. Mr. Besuchet attended the High Commercial School in Lausanne - Switzerland an the American Institute of Banking in New York.

Item 6.            Executive Compensation

The following summary compensation table sets forth information concerning compensation earned during the year ended December 31, 2005 by our Chief Executive Officer and our other most highly compensated executive officers. We refer to these executives collectively as our “named executive officers.”

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Securities Underlying Options (#) (2)	Long-Term Compensation Awards	All Other Compensation (3)
Michael McLaren	2005	24,000	24,000	0	0	0	0
Ron Maruszczak	2005	24,000	24,000	0	0	0	0

Employment Agreements with Executive Officers

We currently have employment agreements with Michael McLaren and Ron Maruszczak.

Mr. McLaren’s agreement provides for a minimum fee of two thousand ($2,000) dollars per month regardless of the companies cash position and a maximum of four thousand ($4,000) per month providing the companies cash position is greater than fifty thousand ($50,000) dollars.

This agreement has an effective date of January 01, 2006 and expires December 31, 2006 with option to be renewed on terms to be agreed upon that time. W2 Energy may terminate this agreement at its discretion upon ninety (90) days notice.

Mr. Maruszczak’s agreement provides for a minimum fee of two thousand ($2,000) dollars per month regardless of the companies cash position and a maximum of four thousand ($4,000) per month providing the companies cash position is greater than fifty thousand ($50,000) dollars.

This agreement has an effective date of January 01, 2006 and expires December 31, 2006 with option to be renewed on terms to be agreed upon that time. W2 Energy may terminate this agreement at its discretion upon ninety (90) days notice.

Board of Directors and Committees

As of October 15, 2006, our Board of Directors was comprised of 4 members and consists of 2 members from management and 2 independent directors. Sigmund Friberg chairs the audit committee. We plan to form a compensation committee and governance committee when we retain more independent directors to join the Board of Directors.

Item 6.  Executive Compensation - continued

Director Compensation

We currently do not pay our non-employee directors any compensation annual retainer.  We do reimburse certain expenses incurred by the directors.

Item 7.            Certain Relationships and Related Transactions

Transactions with Management and Stockholders Holding More Than 5% of Our Outstanding Common Stock

On April 3, 2006 Premier Capital Inc. a company owned and controlled by Michael McLaren, converted $524,708.33 dollars of debt for 52,470,833 common shares of our company. We continue to be indebted to Premier Capital for a promissory note in the amount $750,000 plus 9.5% interest per annum. There is no maturity date for the note.

On January 3, 2006, we entered into an employment agreement with Michael McLaren, our CEO, President and Director. Mr. McLaren’s agreement provides for a minimum fee of two thousand ($2,000) dollars per month regardless of the companies cash position and a maximum of four thousand ($4,000) per month providing the companies cash position is greater than fifty thousand ($50,000) dollars.

This agreement has an effective date of January 01, 2006 and expires December 31, 2006 with option to be renewed on terms to be agreed upon that time. W2 Energy may terminate this agreement at its discretion upon ninety (90) days notice.

On January 3, 2006, we entered into an employment agreement with Ron Maruszczak , our COO. Mr. Maruszczak’s agreement provides for a minimum fee of two thousand ($2,000) dollars per month regardless of the companies cash position and a maximum of four thousand ($4,000) per month providing the companies cash position is greater than fifty thousand ($50,000) dollars.

This agreement has an effective date of January 01, 2006 and expires December 31, 2006 with option to be renewed on terms to be agreed upon that time. W2 Energy may terminate this agreement at its discretion upon ninety (90) days notice.

Item 8.            Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  Our operations are subject to federal, state and local laws and regulations. Currently, we are not involved, or the subject of, any pending or existing litigation.

Item 9.            Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder  Matters

Our common stock is currently quoted on The Pink Sheets Electronic Quotation System under the symbol (“WWEN”)

Holders

As of October 15, 2006, there were 84 holders of record of our Common stock.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder  Matters - continued

Dividends

We have never declared or paid cash dividends on our common stock.  We anticipate that in the future we will retain any earnings for the development and operation of our business.  Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

Equity Compensation Plan Information

We currently have no Equity Compensation Plan.

Item 10.         Recent Sales of Unregistered Securities

Date	Name	No. of Shares	Price per Share	Total Value	Country

Dec 15, 2004	World Wise Technologies Purchase	8,567,109		$5,140,264.00	Canada
January 3 2005	World Wise technologies share round up issued by transfer agent	2	Rounding	$0.001	Canada
January 14 2005	World Wise technologies	450,000	Cancel	$270,000.00
	S.G. Private Banking	50,000		$6,000.00	Europe
	Rich Roon	250,000		$30,000.00	USA
	6310265 Canada Inc. “Note *1”	150,000		$18,000.00	Canada
February 9, 2005	Besamson Trade and Consulting “Note*2”	2,400,000		$504,000.00	Europe
February 21, 2005	RMN Consulting “Note *3”	250,000		$42,500.00	USA
	Rich Roon	250,000		$42,500.00	USA
March 17, 2005	6203221 Canada Inc. “A” “Note*4”	1,000,000		$70,000.00	Canada
	6357857 Canada Inc. “B” “Note *5”	1,000,000		$70,000.00	Canada
April 4, 005	6310265 Canada Inc.	250,000		$10,000.00	Canada
April 6, 2005	Pictet & Cie Bank	250,000		$50,000.00	Europe
	Bank Julius Baer	250,000		$50,000.00	Europe
	Neil Casselman	62,500		$2,500.00	Canada
	6203221 Canada Inc. “C”	500,000		$20,000.00	Canada
	6357857Canada Inc. “D”	500,000		$20,000.00	Canada
	Tormon Capital Inc.	400,000		$16,000.00	Canada
April 18, 2005	Gary Kent	70,000		$4,200.00	Canada
	Dan Vanloon	33,333		$2,000.00	Canada
	Alexander Brunton	133,333		$8,000.00	Canada
April 25, 2005	6310265 Canada Inc.	500,000		$12,500.00	Canada
May 24, 2005	Gary Kent	20,000		$800.00	Canada
	Don Kirkpatrick	16,666		$666.64	Canada
	Michael Brierly	360,000		$14,400.00	Canada
	Warren Saville	16,666		$666.64	Canada
	Ed Pruss Sr.	20,000		$800.00	Canada
	Ed Maxsimowski	30,000		$1,200.00	Canada
June 2, 2005	Pictet & Cie Bank	1,000,000		$40,000.00	Europe
June 2, 2005	6357857 Canada Ltd. “B”	1,000,000	CANCELLED	$70,000.00	Canada

Item 10.   Recent Sales of Unregistered Securities - continued

	6357857 Canada Ltd. “D”	500,000	CANCELLED	$20,000.00	Canada
	6203221 Canada Inc. “A”	1,000,000	CANCELLED	$70,000.00	Canada
	6203221 Canada Inc. “C”	500,000	CANCELLED	$20,000.00	Canada
	6357857 Canada Ltd.	2,500,000		$50,000.00	Canada
	6203221 Canada Inc.	2,500,000		$50,000.00	Canada
June 9, 2005	Steven Poplove	1,596,427		$79,821.35	Canada
June 21, 2005	Robert McLaren	1,000,000		$60,000.00	Canada
	RMN Consulting	250,000		$15,000.00	USA
	John Calcitrai	150,000		$9,000.00	USA
June 27, 2005	EquityLink LLC “Note *6”	250,000		$22,500.00	USA
July 27, 2005	6357857 Canada Ltd.	1,000,000		$25,000.00	Canada
August 9, 2005	Strategic Growth Ventures “Note *7”	773,750		$38,687.50	USA
August 18, 2005	6203221 Canada Inc.	600,000		$15,000.00	Canada
September 2, 2006	Pictet & Cie	200,000		$9,000.00	Europe
September 8, 2005	6203221 Canada Inc.	500,000		$20,000.00	Canada
	Sam Oslovetsky	1,000,000		$40,000.00	Canada
	David Ryan	500,000		$20,000.00	USA
	Graham Brunton	50,000		$2,000.00	Canada
	Don Kirkpatrick	8,333		$333.32	Canada
	Dan Vanloon	16,667		$666.68	Canada
	Ed Maxsimowski	15,000		$600.00	Canada
	Gary Kent	45,000		$1,800.00	Canada
September 14, 2005	Bank Julius Baer	200,000		$9,000.00	Europe
October 4, 2005	Karl Marek	500,000		$16,650.00	Canada
October 18, 2005	World Wise Technologies	750,000	CANCELLED	$450,000.00	Canada
April 3, 2006	Premier Capital Inc. “Note *8”	52,470,833		$524,708.33	Canada
April 6, 2005	Gary Kent	600,000		$12,000.00	Canada
Total		85,055,619

Beneficial owners of noted stock

Note *1 Daniel Graham
Note *2 Marco De Melo
Note *3 Richard Nitto
Note *4 Daniel Graham
Note *5 Ross Litman
Note *6 Tom Mahoney
Note *7 Nick Nazarith
Note *8 Michael McLaren, President, CEO, W2 Energy Inc.

The shares of unregistered securities issued pursuant to the above table were issued in reliance upon exemptions from registration set forth in Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Regulation S promulgated under the Act. All investors were either business associates of, or personally known to, our officer and director and are accredited investors as such term is defined in Rule 501 promulgated under the Act. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

Item 11.         Description of Registrant’s Securities to be Registered

This summary of terms and conditions of our capital stocks are not complete and you should read our certificate of incorporation and bylaws, copies of which have been filed as exhibits to this registration statement.

General

Pursuant to our Articles of Incorporation, as amended and restated, we are authorized to issue one class of capital stock.  The authorized capital stock consists of 250,000,000 shares of common stock, no par value, and

As of October 15, 2006, there were 117,305,619 shares of Common Stock outstanding with 84 holders of record.

Our Board of Directors has the authority to determine the number of shares, the designation of each series of preferred stock and common stock, respectively, and the rights, preferences and privileges of each such series of preferred stock and common stock prior to its issuance.

Voting Rights

The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the Company’s stockholders are entitled to vote.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

 Item 12.         Indemnification of Directors and Officers

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of our company. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with W2 Energy. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

(a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
(b) unlawful distributions; or
(c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Such indemnification provisions are intended to increase the protection provided directors and, thus, increase out ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, we do not currently maintain a liability insurance policy for the benefit of our directors although we may attempt to acquire such insurance in the future. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. We also believe that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of our company. Although no directors have resigned or have threatened to resign as a result of our failure to provide insurance or other indemnity protection from liability, it is uncertain whether our directors would continue to serve in such capacities if improved protection from liability were not provided.

Item 12. Indemnification of Directors and Officers - continued

The provisions affecting personal liability do not abrogate a director's fiduciary duty to W2 Energy and our shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the registrant and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of W2 Energy.

The provisions regarding indemnification provide, in essence, that we will indemnify our directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of W2 Energy, including actions brought by or on behalf of W2 Energy (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, we do not currently provide such insurance to our directors, and there is no guarantee that we will provide such insurance to our directors in the near future although we may attempt to obtain such insurance.

The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Nevada law and by affording indemnification against most damages and settlement amounts paid by a director of W2 Energy in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause us to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the registrant does not presently have directors liability insurance and because there is no assurance that we will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, we may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If we are forced to bear the costs for indemnification, the value of our stock may be adversely affected. In the opinion of the Commission, indemnification for liabilities arising under the Securities Act is contrary to public policy and, therefore, is unenforceable.

Item 13.         Financial Statements and Supplementary Data

See Item 15(a).

Item 14.         Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Not applicable.

Item 15.         Financial Statements and Exhibits

(a)           Financial Statements

W2 ENERGY, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

December 31, 2005 and 2004
(Audited)

C O N T E N T S

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
W2 Energy, Inc.
(A Development Stage Company)
Toronto, Ontario, Canada

We have audited the accompanying balance sheet of W2 Energy, Inc. (a development stage company) as of December 31, 2005 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2005 and from inception on October 12, 2004 through December 31, 2004 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of W2 Energy, Inc. (a development stage company) as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 and from inception on October 12, 2004 through December 31, 2004 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is in the development stage with no operating results to date, a deficit in working capital and a deficit in stockholders’ equity, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada
October 11, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, Nevada 89146 (702) 253-7511 Fax (702)253-7501

W2 ENERGY, INC.
(A Development Stage Company)
Balance Sheet

ASSETS

December 31,
2005

CURRENT ASSETS

Cash	$-
Prepaid expenses	27,235

Total Current Assets	27,235

OTHER ASSETS

Technology	1,728,376

Total Other Assets	1,728,376

TOTAL ASSETS	$1,755,611

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable and accrued liabilities	$293,434
Related party payables	8,978
Note payable	1,000,000

Total Current Liabilities	1,302,412

Total Liabilities	1,302,412

STOCKHOLDERS’ EQUITY

Common stock: 250,000,000 shares authorized of $0.001 par value, 27,784,786 shares issued and outstanding	27,785
Additional paid-in capital	594,007
Deficit accumulated during the development stage	(168,593)

Total Stockholders’ Equity	453,199

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,755,611

The accompanying notes are an integral part of these financial statements.

W2 ENERGY, INC.
(A Development Stage Company)
Statements of Operations

		From
		Inception on
		October 12,
	For the Year Ended	2004 Through
	December 31,	December 31,	December 31,
	2005	2004	2005

REVENUES	$-	$-	$-

EXPENSES

Depreciation and amortization	-	-	-
General and administrative	74,776	18,354	93,130

Total Expenses	74,776	18,354	93,130

OTHER INCOME (EXPENSE)

Interest expense	(72,281)	(3,182)	(75,463)

Total Other Income (Expense)	(72,281)	(3,182)	(75,463)

NET INCOME (LOSS)	$(147,057)	$(21,536)	$(168,593

BASIC LOSS PER SHARE OF COMMON STOCK	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	13,892,393	8,567,109

The accompanying notes are an integral part of these financial statements.

W2 ENERGY, INC.
(A Development Stage Company)
Statements of Stockholders’ Equity (Deficit)

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total

Balance at October 12, 2004 (Inception)	-	$-	$-	$-	$-

Common stock issued for technology at predecessor cost of $0.00 per share	8,567,109	8,567	(8,567)	-	-

Net loss for the year ended December 31, 2004	-	-	-	(21,536)	(21,536)

Balance, December 31, 2004	8,567,109	8,567	(8,567)	(21,536)	(21,536)

Common stock issued for cash and debts at an average of $0.03 per share	19,217,677	19,218	602,574	-	621,792

Net loss for the year ended December 31, 2005	-	-	-	(147,057)	(147,057)

Balance, December 31, 2005	27,784,786	$27,785	$594,007	$(168,593)	$453,199

The accompanying notes are an integral part of these financial statements.

        W2 ENERGY, INC.
(A Development Stage Company)
Statements of Cash Flows

		From
		Inception on
		October 12,
	For the Year Ended	2004 Through
	December 31,	December 31,	December 31,
	2005	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$(147,057)	$(21,536)	$(168,593)

Adjustments to reconcile net loss to net cash used by operating activities:	-	-	-
Depreciation expense

Changes in operating assets and liabilities:

(Increase) in prepaid expenses	(27,235)	-	(27,235)
Increase (decrease) in accounts payable and accrued liabilities	(447,500)	21,536	(425,964)

Net Cash Used by Operating Activities	(621,792)	-	(621,792)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of technology	-		-

Net Cash Used by Investing Activities	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from common stock	621,792	-	621,792

Net Cash Provided by Financing Activities	621,792	-	621,792

NET INCREASE IN CASH	-	-	-

CASH AT BEGINNING OF PERIOD	-	-	-

CASH AT END OF PERIOD	$-	$-	$-

CASH PAID FOR:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

NON-CASH FINANCING ACTIVITIES
Technology acquired for debt assumed	$-	$1,728,376	$1,728,376

The accompanying notes are an integral part of these financial statements.

W2 ENERGY, INC.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2005 and 2004

NOTE 1 - ORGANIZATION AND HISTORY

World Wise Technologies, Inc. (WWT) was an Ontario Canada corporation formed in 1987. It Company spent significant funds developing its technology for energy production from non polluting sources.

World Wise Technologies, Inc., (the Company) a Nevada corporation, was incorporated in October of 2004. Its name was changed to W2 Energy, Inc. on December 1, 2004. On December 15, 2004 all of the shares of WWT were acquired on a one share for one share basis and the shares were reverse split on a one share for ten shares basis. WWT was then dissolved and the Company became the surviving entity.

The Company is in the development stage and has generated no significant revenue.

The Company intends to provide plasma assisted biomass to energy plants to produce cost efficient green energy in the form of sulfur free diesel and electricity. The Company is seeking to construct a plant for the production of organic fertilizer, diesel fuel, electricity and a rotary hydrogen engine.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

a.	Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.

b.	Basic Loss Per Share

For the Year Ended
December 31, 2005

Loss	Shares	Per Share
(Numerator)	(Denominator)	Amount
$(147,057)	13,892,393	$(0.00)

For the Year Ended
December 31, 2004

Loss	Shares	Per Share
(Numerator)	(Denominator)	Amount
$(21,536)	8,567,109	$(0.00)

The computations of basic loss per share of common stock are based on the weighted average number of shares outstanding at the date of the financial statements. There are no common stock equivalents outstanding.

W2 ENERGY, INC.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2005 and 2004

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

c.	Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2005 and 2004:

	2005	2004
Deferred tax assets
NOL Carryover	$$65,751	$$8,399

Valuation allowance	(65,751)	(8,399)

Net deferred tax asset	$-	$-

December 31, 2005 and 2004

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 39% to pretax income from continuing operations for the years ended December 31, 2005 and 2004 due to the following:

	2005		2004

Book income (loss)	$(57,352	$)	$(8,399)
Valuation allowance	57,352		8,399

	$-		$-

At December 31, 2005, the Company had net operating loss carry forwards of approximately $168,000 that may be offset against future taxable income through the year 2025. No tax benefit has been reported in the December 31, 2005 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in the future.

W2 ENERGY, INC.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2005 and 2004

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

a.	Accounting Method

d.	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

e.	Fair Value of Financial Instruments

As at December 31, 2005, the fair value of cash and accounts and advances payable, including amounts due to and from related parties, approximate carrying values because of the short-term maturity of these instruments.

f.	Newly Issued Accounting Pronouncements

The Company has adopted the following accounting pronouncements:

SFAS No. 123(R) -- In December 2004, the FASB issued SFAS No. 123 (Revised 2004) (SFAS 123 (R)) “Share-based payment”. SFAS 123 (R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. FASB 123 (R) replaces FASB 123, Accounting for Stock-Based Compensation and supersedes APB option No. 25, Accounting for Stock Issued to Employees. This guidance is effective as of the first interim or annual reporting period after December 15, 2005 for Small Business filers.

SFAS No. 150 -- In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. The adoption of SFAS No. 150 did not have a material effect on the financial statements of the Company.

SFAS No. 151 -- In November 2004, the FASB issued SFAS No. 151 (SFAS 151), “Inventory Costs”. SFAS 151 amends ARB No. 43, Chapter 4. This statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 is the result of a broader effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 will not have a material impact on the results of operations or financial position of the company as it does not have inventory.

W2 ENERGY, INC.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2005 and 2004

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

f.	Newly Issued Accounting Pronouncements (Continued)

SFAS No. 153 -- In December 2004, the FASB issued SFAS No. 153 (SFAS 153) “Exchange of Non-monetary assets”. This statement was a result of a joint effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, Accounting for Non-Monetary Transactions, for non-monetary exchanges of similar productive assets. SFAS 153 replaces this exception with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for non-monetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 will not have a material effect on the Company’s financial position or results of operations.

FASB Interpretation No. 46(R) -- In January 2003, the FASB issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities.” FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights, variable interest entities, and how to determine when and which business enterprises should consolidate variable interest entities. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the Company’s financial statements.

g.	Long-lived Assets-Technology

The Company’s technology is recorded at its cost. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

W2 ENERGY, INC.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2005 and 2004

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

h.	Concentration of Risk

Cash - The Company at times may maintain a cash balance in excess of insured limits.

i. Revenue Recognition

The Company has no source of revenues. Revenue recognition policies will be determined when principal operations begin.

j.	Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

NOTE 3 - GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. The Company has applied for funding to construct a 10,000 bbd plant which upon its completion is expected to provide sufficient revenues to allow it to continue as a going concern. In the interim the Company expects to raise operating capital through the private placement of its common stock.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

NOTE 4 - SUBSEQUENT EVENTS

In 2006, the Company converted approximately $524,708 of its debt to 52,470,833 of its common stock. The Company also issued 8,600,000 shares of its common stock in a private placement for net cash of $250,000, 8,000,000 shares for services valued at $240,000 and 600,000 shares for debt of $12,000.

C O N T E N T S
June 30, 2006 Interim
(Unaudited)

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

Report of Independent Registered Public Accounting Firm

To the Board of Directors
W2 Energy Inc
We have reviewed the accompanying balance sheet of W2 Energy Inc as of June 30, 2006, and the related statements of operations, retained earnings, and cash flows for the period then ended, in accordance with the standards of the Public Company Accounting Oversight Board (United States). All information included in these financial statements is the representation of the management of W2 Energy Inc (A Development Stage Company).

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the notes to the financial statements, the Company has no established source of revenue and no operations. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada
October 24, 2006

2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NEVADA 89146 (702) 253-7511 Fax: (702)253-7501

W2 ENERGY, INC.
Balance Sheets

ASSETS

	June 30,	December 31,
	2006	2005
	(Unaudited)
CURRENT ASSETS

Cash	$150,909	$-
Accounts receivable	-	-
Inventory	-	-
Prepaid expenses	95,505	27,235

Total Current Assets	246,414	27,235

PROPERTY AND EQUIPMENT, net	412	-

OTHER ASSETS

Technology	1,728,376	1,728,376

Total Other Assets	1,728,376	1,728,376

TOTAL ASSETS	$1,975,202	$1,755,611

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$29,580	$293,434
Related party payables	3,375	8,978
Notes payable	750,000	1,000,000

Total Current Liabilities	782,955	1,302,412

TOTAL LIABILITIES	782,955	1,302,412

STOCKHOLDERS' EQUITY

Common stock, no par value; 250,000,000 shares authorized; 97,455,619
and 27,784,786 shares issued and outstanding, respectively	97,456	27,785
Additional paid-in capital	1,551,045	594,007
Accumulated deficit	(456,254)	(168,593)

Total Stockholders' Equity	1,192,247	453,199

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,975,202	$1,755,611

The accompanying notes are an integral part of these condensed financial statements.

W2 ENERGY, INC.
Statements of Operations
(Unaudited)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

REVENUES	$-	$-	$-	$-

COST OF GOODS SOLD	-	-	-	-

GROSS PROFIT	-	-	-	-

OPERATING EXPENSES

General and administrative	59,657	-	77,630	1,690
Consultation fees	172,360	-	172,360	-

Total Expenses	232,017	-	249,990	1,690

LOSS FROM OPERATIONS	(232,017)	-	(249,990)	(1,690)

OTHER INCOME (EXPENSES)

Interest expense	(24,108)	-	(37,764)	(7)
Interest income	93	-	93	-

Total Other Income (Expenses)	(24,015)	-	(37,671)	(7)

NET LOSS	$(256,032)	$-	$(287,661)	$(1,697)

BASIC LOSS PER SHARE	$(0.00)	$0.00	$(0.00)	$(0.00)

BASIC WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	62,620,202	14,117,393	62,620,202	14,117,393

The accompanying notes are an integral part of these condensed financial statements.

W2 ENERGY, INC.
Statements of Cash Flows
(Unaudited)

	For the Six
	Months Ended
	June 30,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(287,661)	$(1,697)
Adjustments to reconcile net loss to
net cash used by operating activities:
Depreciation and amortization	-	-
Common stock issued for services	240,000	-
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	(68,270)	-
Increase (decrease) in accounts payable and
and accrued expenses	10,855	1,697

Net Cash Used by Operating Activities	(105,076)	-

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of equipment	(412)	-

Net Cash Used by Investing Activities	(412)	-

CASH FLOWS FROM FINIANCING ACTIVITIES

Borrowings from related parties	3,375	-
Repayment of related party payables	(8,978)	-
Common stock issued for cash	262,000	-

Net Cash Provided by Financing Activities	256,397	-

NET INCREASE (DECREASE) IN CASH	150,909	-

CASH AT BEGINNING OF PERIOD	-	-

CASH AT END OF PERIOD	$150,909	$-

SUPPLIMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

Common stock issued for debt	$524,708	$-
Technology acquired for debt assumed	-	1,728,376

The accompanying notes are an integral part of these condensed financial statements.

W2 ENERGY, INC.
Notes to the Condensed Financial Statements
June 30, 2006 and December 31, 2005

NOTE 1 -  CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at June 30, 2006, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2005 audited financial statements. The results of operations for the periods ended June 30, 2006 and 2005 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. The Company has applied for funding to construct a 10,000 bbd plant which upon its completion is expected to provide sufficient revenues to allow it to continue as a going concern. In the interim the Company expects to raise operating capital through the private placement of its common stock.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

NOTE 3 - EQUITY ACTIVITY

In 2006, the Company converted approximately $524,708 of its debt to 52,470,833 of its common stock. The Company also issued 8,600,000 shares of its common stock in a private placement for net cash of $250,000, 8,000,000 shares for services valued at $240,000 and 600,000 shares for debt of $12,000.

(b)           Exhibits

See Exhibit Index

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

W2 ENERGY, INC.

By:	/s/ MICHAEL MCLAREN
Michael McLaren
Principal Executive Officer

Dated: October 25, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit Title

3.1	Certificate of Incorporation of World Wise Technologies, Inc.

3.2	Amended Certificate of Incorporation of World Wise technologies, Inc.

3.3	Amended Certificate of Incorporation of W2 Energy, Inc.

3.4	Bylaws of W2 Energy, Inc.

10.1	Stock Purchase Agreement

10.2	Sponsored Research Agreement between Drexel University and W2 Energy, Inc.

10.3	Letter Agreement between AAB, Inc. and W2 Energy, Inc.

10.4	General Services Agreement between Aker Kvaerner E&C and W2 Energy, Inc.

10.5	Employment Agreement between Michael McLaren and W2 Energy, Inc.

10.6	Employment Agreement between Ron Maruszczak and W2 Energy, Inc.